Exhibit 99.1

	Non-GAAP Financial Measures (Unaudited) - September 30, 2004

A.	Revenue excluding Mortgage-related and eMarketing revenue

	RECONCILIATION OF REVENUE TO REVENUE EXCLUDING MORTGAGE-RELATED
	AND eMARKETING REVENUE

	Quarter
	(In millions)
		Q3 2004	Q3 2003	Increase

	Revenue	$323.0	$309.8	4%

	Mortgage-related and eMarketing revenue	54.8	60.6

	Revenue-excluding Mortgage-related and eMarketing revenue	$268.2	$249.2	8%

	YTD
	(In millions)
		2004	2003	Increase

	Revenue	$955.5	$928.4	3%

	Mortgage-related and eMarketing revenue	168.4	204.1

	Revenue-excluding Mortgage-related and eMarketing revenue	$787.1	$724.3	9%

B.	Free Cash Flow

	Quarter

	RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE THREE MONTHS
	ENDED SEPTEMBER 30, 2004 AND 2003, TO FREE CASH FLOW FOR THE THREE MONTHS
	ENDED SEPTEMBER 30, 2004 AND 2003

	(In millions)
		2004	2003	Increase

	Cash provided by operating activities for the three months	$93.7	$91.4	3%
	ended September 30, 2004 and 2003

	Adjustments to reconcile cash provided by operating activities
		for the three months ended September 30, 2004 and 2003, to free cash flow
	for the three months ended September 30, 2004 and 2003:

	Additions to property and equipment for the three months ended
	September 30, 2004 and 2003	(5.5)	(3.1)
	Additions to other assets, net, for the three months ended
	September 30, 2004 and 2003	(7.3)	(10.4)
	Free cash flow for the three months ended September 30, 2004 and 2003	$80.9	$77.9	4%

	YTD

	RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE NINE MONTHS
	ENDED SEPTEMBER 30, 2004 AND 2003, TO FREE CASH FLOW FOR THE NINE MONTHS
	ENDED SEPTEMBER 30, 2004 AND 2003

	(In millions)
		2004	2003	Increase

	Cash provided by operating activities for the nine months	$207.7	$193.5	7%
	ended September 30, 2004 and 2003

	Adjustments to reconcile cash provided by operating activities
		for the nine months ended September 30, 2004 and 2003, to free cash flow
	for the nine months ended September 30, 2004 and 2003:

		Additions to property and equipment for the nine months ended
	September 30, 2004 and 2003	(10.5)	(11.4)
	Additions to other assets, net, for the nine months ended
	September 30, 2004 and 2003	(22.5)	(25.3)
	Free cash flow for the nine months ended September 30, 2004 and 2003	$174.7	$156.8	11%

C.	Income from continuing operations excluding the effect of the sale of investment, asset impairment and
	related charges

	RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO INCOME FROM CONTINUING OPERATIONS
	EXCLUDING THE EFFECT OF THE SALE OF INVESTMENT, ASSET IMPAIRMENT AND RELATED CHARGES

	(In millions)	YTD 2004
		Pre-tax	After-tax	EPS

	Income from continuing operations	$286.6	$177.1	$1.324
	Sale of investment in Intersections	(36.8)	(23.0)	(0.172)
	Asset impairment and related charges	7.6	4.8	0.036
	Income from continuing operations - excluding sale of investment, asset impairment and related charges	$257.4	$158.9	$1.188

D.	Income from continuing operations - effective tax rate sensitivity analysis

	(In millions)		Q3 2004
	Effective Tax Rate		39.8%	37.5%

	Income from continuing operations before income taxes		$87.6	$87.6
	Provision for income taxes		(34.9)	(32.8)
	Income from continuing operations		$52.7	$54.8
	Diluted EPS		$0.40	$0.41

Notes to our Non-GAAP Financial Measures

Revenue excluding Mortgage-related and eMarketing revenue is a Non-GAAP financial measure and is intended to supplement investors' understanding of our core business activities, unaffected by the fluctuations of the mortgage industry and the performance of our eMarketing business. Revenue excluding Mortgage-related and eMarketing revenue is useful to management and investors for comparative purposes.

We calculate free cash flow by subtracting capital-related expenditures from cash provided by operations. Free cash flow is useful to management and our investors in measuring the cash generated by Equifax that is available to be used for business and strategic initiatives. Free cash flow is not a measurement of liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities as a measure of liquidity. In addition, our calculation of free cash flow may be different from the calculation used by other companies and therefore, comparability may be limited.

Equifax believes that income from continuing operations excluding the effect of the sale of investment, asset impairment and related charges is a measure that should be presented in addition to income from continuing operations determined in accordance with generally accepted accounting principles in the United States (GAAP) and is useful to investors. The following matters should be considered when evaluating this non-GAAP financial measure:

  Equifax reviews the operating results of its businesses excluding the impact of the sale of investment, asset impairment and related charges because it provides an effective basis of comparison. We believe that these items are unusual in nature, and may not be indicative of ongoing operating results. As a result, management believes such charges should be excluded in order to compare past, current, and future periods.

  Asset impairments principally represent adjustments to the carrying value of certain assets and do not typically require a cash payment.

  Asset impairment and related charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about asset impairment and related charges.

Equifax believes that the effective tax rate sensitivity analysis is useful to management and investors for comparative purposes.